Exhibit 99
News Release
Axalta Coating Systems 1050 Constitution Avenue Philadelphia, PA 19112 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

Axalta Completes Acquisition of The CoverFlexx Group

PHILADELPHIA, Pa., July 2, 2024 – Axalta Coating Systems (NYSE: AXTA), a leading global coatings company, has successfully completed the previously announced acquisition of The CoverFlexx Group from Transtar Holding Company. The CoverFlexx Group manufactures and sells coatings for automotive refinish and aftermarket applications, focused on economy customers in North America.
“The acquisition of The CoverFlexx Group further solidifies our excellent offerings in Refinish coatings,” said Chris Villavarayan, Axalta’s Chief Executive Officer and President. “As outlined at our recent Strategy Day, investing in growth in our Refinish business is a key priority of Axalta, and this acquisition advances that priority.”
Troy Weaver, Axalta’s President, Global Refinish, added, “We are thrilled to officially welcome our new team members to Axalta. We will work to make the integration as smooth as possible, while continuing to deliver on our commitments. I look forward to all we can accomplish together to grow the Refinish business.”
The CoverFlexx Group offers a wide range of primers, basecoats and clearcoats, as well as aerosols, fillers, bedliners, detailing products and paint shop accessories. Established brands include Transtar® Autobody Technologies, Pro-Form™ and Aftermkt Armor™ products. The CoverFlexx Group has manufacturing and product development sites in Brighton, Michigan and Milton, Ontario.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries, including with respect to the expected benefits of Axalta's acquisition of The CoverFlexx Group. Axalta has identified some of these forward-looking statements with words such as “priority,” “look forward,” and “can,” and other comparable or similar terminology. Forward-looking statements are based on management's expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements may involve risks and uncertainties, including, but not limited to, Axalta's ability to achieve the expected benefits of the acquisition of The CoverFlexx Group. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
About Axalta
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful, and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity, and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us on Facebook, LinkedIn and @axalta on X.

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